Exhibit 5.1

Fulbright & Jaworski l.l.p.

A Registered Limited Liability Partnership

1301 McKinney, Suite 5100
Houston, Texas 77010-3095

www.fulbright.com
(713) 651-5151

telephone:	(713) 651-5151
facsimile:	(713) 651-5246

August 14, 2009

Cornell Companies, Inc.
1700 West Loop South, Suite 1500

Houston, Texas 77027

Ladies and Gentlemen:

We have acted as counsel for Cornell Companies, Inc., a Delaware corporation (the “Registrant”), in connection with the registration under the Securities Act of 1933 of an aggregate of 949,950 shares of the Registrant’s common stock, par value $.001 per share (the “Shares”), offered and to be offered upon the terms and subject to the conditions set forth in the Cornell Companies, Inc. 2006 Incentive Plan, as amended, and the Amended and Restated Cornell Companies, Inc. 2000 Director Stock Plan, as amended (collectively, the “Plans”).

In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Registrant, as amended, the amended Bylaws of the Registrant, the Plans, the records of relevant corporate proceedings with respect to the offering of the Shares and other such documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein.  We also have examined the Registrant’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to the Shares.

We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plans, will be duly and validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of Texas, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.